Exhibit 4.5
FORM OF THE GLOBAL REGISTERED 2028 NOTE
THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE NOTES OF THE TRANCHE OF WHICH THIS NOTE FORMS PART.
THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE FISCAL AGENCY AGREEMENT HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE COMMON SAFEKEEPER (AS SUCH TERM IS DEFINED IN THE FISCAL AGENCY AGREEMENT) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, THE “ICSDS”). THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE NOMINEES OF THE COMMON SAFEKEEPER OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE FISCAL AGENCY AGREEMENT, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE COMMON SAFEKEEPER OR THE NOMINEE THEREOF TO THE NOMINEES OF THE COMMON SAFEKEEPER OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE FISCAL AGENCY AGREEMENT. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON SAFEKEEPER OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER (AND ANY PAYMENT IS MADE TO THE COMMON SAFEKEEPER OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON SAFEKEEPER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF OR THE COMMON SAFEKEEPER, HAS AN INTEREST HEREIN.

€500,000,000    XS2083147343    No. 00001
GLOBAL NOTE
ALBEMARLE NEW HOLDING GMBH
Guaranteed to the extent described herein by
ALBEMARLE CORPORATION (the Guarantor)
€500,000,000
1.625% Notes due 2028
1.    Albemarle New Holding GmbH (the Issuer), a Gesellschaft mit beschränkter Haftung duly organized and existing under the laws of the Federal Republic of Germany, for value received, hereby promises (i) to pay to the registered holder of this Global Note (the Holder) on November 25, 2028 (the 2028 Maturity Date) the principal sum of five hundred million euro (€500,000,000) and (ii) to pay interest thereon annually (in arrears) on November 25 of each year (an Interest Payment Date) at the rate of 1.625% per annum from the date hereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for, commencing on November 25, 2020, to the Holder as of the close of business on the record date for each interest payment, which shall be the Business Day immediately preceding the respective Interest Payment Date). Upon the date fixed for redemption of this Global Note as provided in Paragraph 6 if payment thereof has been provided, this Global Note shall cease to bear interest.
In the event of any variation, termination or change of any of the specified offices, the Issuer shall notify the Holders of the 2028 Notes (as defined below) in advance of any such variation, termination or change in accordance with Paragraph 11.
This Global Note may be exchanged in whole but not in part (free of charge) for definitive registered 2028 Notes (Definitive Registered Notes) only upon the occurrence of an Exchange Event. An Exchange Event shall occur if Euroclear or Clearstream, Luxembourg notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by the Issuer within 120 days.
The Issuer will promptly give notice to Noteholders in accordance with Paragraph 11 upon the occurrence of an Exchange Event. In the event of the occurrence of any Exchange Event, Euroclear and/or Clearstream, Luxembourg or any person acting on their behalf, acting on the instructions of any holder of an interest in this Global Note, may give written notice to the Registrar requesting exchange. Any exchange shall occur no later than 10 days after the date of receipt of the relevant notice by the Registrar.
Exchanges will be made upon presentation of this Global Note at the office of the Registrar at Building 8, Cherrywood Business Park, Loughlinstown, Dublin 18, Ireland, Attention: MBS Relationship Management, by the holder of it on any day (other than a Saturday or Sunday) on which banks are open for general business in Ireland. The aggregate principal amount of Definitive Registered Notes issued upon an exchange of this Global Note will be equal to the aggregate principal amount of this Global Note.
On an exchange in whole of this Global Note, this Global Note shall be surrendered to the Registrar for cancellation.
On any exchange or transfer following which either (i) 2028 Notes (as defined below) represented by this Global Note are no longer to be so represented or (ii) details of the transfer of 2028 Notes not so represented shall be entered by the Registrar in the Register, the principal amount of this Global Note shall be increased or reduced (as the case may be) by the principal amount so transferred.
Until the exchange of the whole of this Global Note, the registered holder of this Global Note shall in all respects (except as otherwise provided in this Global Note) be entitled to the same benefits as if he were the registered holder of the Definitive Registered Notes represented by this Global Note.
Ownership of interests in this Global Note (the Book-Entry Interests) are limited to persons that have accounts (participants) with Euroclear and/or Clearstream, Luxembourg or persons that hold interests through such participants. The ICSDs hold interests in this Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Except under the limited circumstances set forth above, Book-Entry Interests will not be held in definitive certificated form.
So long as the 2028 Notes are held in global form, the Common Safekeeper (or its nominee), will be considered the sole holder of this Global Note for all purposes (save as expressly provided in the Fiscal Agency Agreement (as defined below)). Participants must rely on the procedures of Euroclear and/or Clearstream, Luxembourg and indirect participants must rely on the procedures of Euroclear, Clearstream, Luxembourg and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the 2028 Notes and/or the Fiscal Agency Agreement.
None of the Issuer, the Guarantor, the Registrar, the Fiscal Agent, the Transfer Agent or any other party to the Fiscal Agency Agreement has any responsibility, nor are they liable, for any aspect of the records relating to the Book-Entry Interests.
In the event this Global Note (or any portion hereof) is redeemed, Euroclear and/or Clearstream, Luxembourg, as applicable, will redeem an equal amount of the Book-Entry Interests in this Global Note from the amount received by it in respect of the redemption of this Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by Euroclear and Clearstream, Luxembourg, as applicable, in connection with the redemption of this Global Note (or any portion hereof).
If fewer than all of the 2028 Notes are to be redeemed at any time, Euroclear and Clearstream, Luxembourg will credit their respective participants’ accounts on a proportionate basis (with adjustments to prevent fractions), by lot or on such other basis as they deem fair and appropriate under the existing practices of Euroclear and Clearstream, Luxembourg; provided, however, that no Book-Entry Interest of €100,000 principal amount or less may be redeemed in part.
The Issuer, the Guarantor or any of their respective subsidiaries may at any time purchase 2028 Notes in any manner and at any price. Any 2028 Notes so purchased may, at the option of the Issuer, be held, reissued, resold or surrendered to the Fiscal Agent for cancellation.
The 2028 Notes constitute part of the Issuer’s unsecured and unsubordinated obligations and rank equally in right of payment to all of the Issuer’s other unsecured senior obligations. The Issuer’s rights and the rights of its creditors, including holders of 2028 Notes, to participate in the distribution of assets of any of the Issuer’s subsidiaries upon such subsidiary’s liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary’s preferred equity holders and creditors, except to the extent that the Issuer may itself be a creditor with recognized claims against such subsidiary.
2.    The Issuer shall, subject to the exceptions and limitations set forth below, pay as additional interest on the 2028 Notes, such additional amounts as are necessary in order that the net payment by the Issuer or the Paying Agent of the principal of and interest on the 2028 Notes to a holder, after deduction for any taxes, duties, assessments or governmental charges of whatever nature (collectively, Taxes) of any jurisdiction in which the Issuer (or any successor entity), is then incorporated or organized, engaged in business for tax purposes under the tax laws of that jurisdiction or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Issuer (including the jurisdiction of any Paying Agent) or any political subdivision thereof or therein (each, a Relevant Tax Jurisdiction), imposed by withholding with respect to the payment, will not be less than the amount provided in the 2028 Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)
any Taxes that would not have been imposed but for the holder or beneficial owner of the 2028 Note having a present or former connection with the Relevant Tax Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Tax Jurisdiction) other than by the mere acquisition, ownership or holding of such 2028 Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)
to any Holder that is not the sole beneficial owner of the 2028 Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, or member received directly its beneficial or distributive share of the payment;

(3)	to any Tax that is imposed or withheld solely by reason of the failure of the holder or beneficial owner to comply with any certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the Relevant Tax Jurisdiction of the holder or beneficial owner of such 2028 Note, if compliance is required by statute or by regulation of the Relevant Tax Jurisdiction as a precondition to exemption from such Tax;

(4)	to a Tax that is imposed otherwise than by withholding by the Issuer or a Paying Agent from the payment;

(5)
to a Tax that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or a similar tax, assessment or governmental charge;

(7)	to any Tax required to be withheld by any Paying Agent from any payment of principal of or interest on any 2028 Note, if such payment can be made without such withholding by any other Paying Agent;

(8)
to any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such 2028 Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the 2028 Notes been presented for payment on any date during such 30 day period;

(9)
to any Tax imposed by Germany for the reason that the 2028 Notes are kept or administered in a domestic securities deposit account by a German credit or financial services institution (Kredit- oder Finanzdienstleistungsinstitut) (or by a German branch of a foreign credit or financial services institution), or by a German securities trading business (Wertpapierhandelsunternehmen) or a German securities trading bank (Wertpapierhandelsbank);

(10)
to any taxes imposed under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended, the Code) (or any successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof (FATCA) or any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(11)	in the case of any combination of any items (1) through (10).
The 2028 Notes are subject in all cases to any tax, fiscal or other law or regulation, or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Paragraph 2, the Issuer shall not be required to make any payment with respect to any tax, assessment, or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein. Any reference herein to any amounts in respect of the 2028 Notes shall be deemed also to refer to any additional amounts which may be payable under this Paragraph 2.
3.    This Global Note is a duly authorized issue of Notes of the Issuer all of like maturity, initially limited to the aggregate principal amount of five hundred million euro (€500,000,000), known as its “1.625% Notes due 2028” (the 2028 Notes). To the extent that there is any reference in this Global Note to a “series” of Notes, any such reference shall be construed to be a reference to the 2028 Notes. The Issuer, for the benefit of the holders from time to time of the 2028 Notes, has entered into an Fiscal Agency Agreement dated as of November 25, 2019 (the Fiscal Agency Agreement) between the Issuer and Elavon Financial Services DAC, as Fiscal Agent, Paying Agent, Registrar and Transfer Agent (the Fiscal Agent, Paying Agent, Registrar and Transfer Agent), copies of which Fiscal Agency Agreement are on file and available for inspection at the main office of the Fiscal Agent and Paying Agent in Dublin.
The Issuer may, without notice to or consent of the holders or beneficial owners of the 2028 Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms (except for the date on which the additional notes are issued and public offering price) as the 2028 Notes. The 2028 Notes and any such additional notes will constitute a single series.
4.    In order to provide for the payment of the principal of and interest on the 2028 Notes as the same shall become due and payable, the Issuer shall pay or cause to be paid to the Paying Agent at its main office in Dublin, subject in each case to any laws or regulations applicable thereto, in euro as at the time of payment is legal tender for the payment of public and private debts, the following amounts, to be held and applied by the Paying Agent as hereinafter set forth:
(a)    The Issuer shall pay or cause to be paid to the Paying Agent, on each Interest Payment Date, an amount in cash or in same-day funds sufficient to pay the interest due on all the 2028 Notes on such Interest Payment Date (including any 2028 Notes called for redemption on such Interest Payment Date), and the Paying Agent shall apply the amounts so paid to it to the payment of such interest on such Interest Payment Date.
(b)    If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of the actual number of days elapsed from and including the immediately preceding Interest Payment Date (or, if none, November 25, 2019) to but excluding the due date for payment divided by the actual number of days in the period from and including the immediately preceding Interest Payment Date (or, if none, November 25, 2019) to but excluding the next Interest Payment Date.
(c)    If the Issuer shall elect or be required to redeem the 2028 Notes in accordance with Paragraph 6 hereof the Issuer will, on the date fixed for redemption thereof, pay or cause to be paid to the Paying Agent an amount in cash or in same-day funds sufficient (together with any amount then held by the Paying Agent and available for the purpose) to pay the redemption price of all the 2028 Notes called for redemption, together with interest accrued thereon to the date fixed for redemption and not paid pursuant to Paragraph 4(a) hereof, and the Paying Agent shall apply such amount to the payment of the redemption price and interest accrued in accordance with the terms of the 2028 Notes.
(d)    On the 2028 Maturity Date, the Issuer shall pay or cause to be paid to the Paying Agent an amount in cash or in same-day funds which, together with any amounts then held by the Paying Agent and available for the payment thereof, shall be equal to the entire amount of principal of and interest to be due on such 2028 Maturity Date on all the 2028 Notes then outstanding, and the Paying Agent shall apply such amount to the payment of the principal of and interest on the 2028 Notes in accordance with the terms of the 2028 Notes.
(e)    All payments of principal of and interest and premium, if any, on the 2028 Notes shall be payable in euros; provided that if on or after the date of the Fiscal Agency Agreement, the euro is unavailable to the Issuer and the Guarantor due to the imposition of exchange controls or other circumstances beyond their control or no longer being used by the then-member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the 2028 Notes and the Fiscal Agency Agreement shall be made in dollars until the euro is again available to the Issuer and the Guarantor or so used.

If the euro is unavailable to the Issuer and the Guarantor or is no longer being so used, the amount payable on any date in euros shall be converted into dollars at the rate mandated by the Board of Governors of the U.S. Federal Reserve System as of the close of business on the second Business Day prior to the relevant payment date or, if the Board of Governors of the U.S. Federal Reserve System has not mandated a rate of conversion, on the basis of the dollar/euro exchange rate published in The Wall Street Journal on the second Business Day immediately prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, on the basis of the most recent dollar/euro exchange rate published by The Wall Street Journal within the seven days immediately prior to the relevant payment date. If no such exchange rate has been published by The Wall Street Journal, the amount payable on any date in euros will be converted into dollars at such rate as will be determined in the Issuer’s sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the 2028 Notes so made in dollars will not constitute an Event of Default under the 2028 Notes or the Fiscal Agency Agreement. Neither the Fiscal Agent nor the Paying Agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

In any case where any Interest Payment Date, a date fixed for redemption of the 2028 Notes or the 2028 Maturity Date is not a Business Day, then (notwithstanding anything to the contrary contained in this Global Note) payment of principal, premium (if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, date fixed for redemption or 2028 Maturity Date; provided that no interest shall accrue for the period from and after such Interest Payment Date, date fixed for redemption or 2028 Maturity Date, as the case may be, to the date of such payment, except as otherwise provided pursuant to Paragraph 2. For purposes hereof, Business Day means a day on which commercial banks and foreign exchange markets are open for business in New York, London and in the place where any 2028 Note is presented for payment (if presentation is applicable), and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) is operating. Payment at the office of a Paying Agent will be made by credit or transfer to a euro account specified by the payee; provided that all payments of principal and interest with respect to 2028 Notes represented by one or more Global Notes registered in the name of the Common Safekeeper or its nominee will be made in immediately available funds to Euroclear or Clearstream or to the nominee of the Common Safekeeper, as the case may be, as the registered holder of such Global Note.
5.    Any money held by a Paying Agent for payment of principal, interest or any other amount on any 2028 Note, which money remains unclaimed for two years after it is first due and payable, will, subject to applicable law, be paid over by such Paying Agent to the Issuer, and the holder of such 2028 Note must thereafter look solely to the Issuer for payment thereof, provided such payment is not illegal or effectively precluded because of exchange controls or similar restrictions.
6.    Upon any call for redemption of the 2028 Notes pursuant to this Paragraph 6, the Issuer shall publish a notice of such redemption in accordance with Paragraph 11. The Issuer shall inform Euronext Dublin of the principal amount of the 2028 Notes that have not been redeemed in connection with any redemption pursuant to this Paragraph 6:
(a) Redemption Upon Changes in Withholding Taxes. If (1) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the Relevant Tax Jurisdiction (as defined below) (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 21, 2019, the Issuer becomes or will become obligated to pay additional amounts as set forth herein or (2) any act is taken by a taxing authority of the Relevant Tax Jurisdiction on or after November 21, 2019, whether or not such act is taken with respect to the Issuer or any affiliate, that results in a substantial probability that the Issuer will or may be required to pay such additional amounts, then the Issuer may, at its option, redeem the 2028 Notes, as a whole but not in part, upon not less than 15 days’ nor more than 60 days’ published notice in accordance with the provisions herein at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Issuer determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, including making payment through a Paying Agent located in another jurisdiction; provided, however, that a change of jurisdiction of the obligor or a substitution of the obligor under the 2028 Notes is not a reasonable measure for purposes of avoiding any such payment. No redemption pursuant to this clause (a) may be made unless the Issuer shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the Relevant Tax Jurisdiction results in a substantial probability that the Issuer will or may be required to pay the additional amounts set forth in Paragraph 2 and the Issuer shall have delivered to the Fiscal Agent a certificate, signed by a duly authorized Officer, stating that based on such opinion the Issuer is entitled to redeem the 2028 Notes pursuant to their terms.
(b) Redemption at the Option of the Issuer. At any time, or from time to time, prior to August 25, 2028 (the 2028 Par Call Date), the Issuer may redeem all or a portion of the 2028 Notes on no less than 15 nor more than 60 days’ published notice in accordance with the provisions herein, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2028 Notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on an annual basis (assuming an Actual/Actual (ICMA) day count fraction) at the Bond Rate (as defined below) plus 0.35% (35 basis points), plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but excluding, the redemption date.
At any time, or from time to time, on or after the 2028 Par Call Date, the Issuer has the option to redeem all or a portion of the 2028 Notes on no less than 15 nor more than 60 days’ published notice in accordance with the provisions herein, at a redemption price equal to 100% of the principal amount of the 2028 Notes to be redeemed plus accrued and unpaid interest on the 2028 Notes to be redeemed to, but excluding, the redemption date.
Bond Rate means, with respect to any redemption date, the rate per year equal to the annual equivalent yield to maturity (computed as of the second Business Day immediately preceding such redemption date) of the Comparable Government Issue, assuming a price for the Comparable Government Issue (expressed as a percentage of its principal amount) equal to the Comparable Price for such redemption date.
Comparable Government Issue means the euro-denominated security issued by a European Union government selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of comparable maturity of the 2028 Notes to be redeemed (assuming the 2028 Notes matured on the 2028 Par Call Date).
Comparable Price means, with respect to any redemption date, (a) the average of the Reference Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Dealer Quotations, or (b) if fewer than five such Reference Dealer Quotations are obtained, the average of all such Reference Dealer Quotations.

Independent Investment Banker means an investment bank of international standing appointed by the Issuer.
Reference Dealer means a broker of, or a market maker in, the Comparable Government Issue selected by the Independent Investment Banker.
Reference Dealer Quotation means, with respect to each Reference Dealer and any redemption date, the average of the bid and asked prices for the Comparable Government Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Dealer as of 3:30 p.m., Central European time, on the third Business Day preceding such redemption date.
Remaining Scheduled Payments means, with respect to each 2028 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming the 2028 Notes matured on the 2028 Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such 2028 Note, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.
On and after the redemption date, interest shall cease to accrue on the 2028 Notes called for redemption. On or before any redemption date, the Issuer shall deposit (or cause to be deposited) with a Paying Agent (which may be the Fiscal Agent) money sufficient to pay the redemption price of and accrued interest on the 2028 Notes to be redeemed on such date.
7.    (a)    Limitation on Liens and Other Encumbrances. The Guarantor shall not and shall not permit any Restricted Subsidiary (as defined below) to incur, issue, assume or guarantee any Indebtedness secured by any Lien (as defined below) upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary without securing the Guarantee of the 2028 Notes equally and ratably with all other Indebtedness secured by the Lien.
The first paragraph of this Paragraph 7(a) shall not apply to:

(1)	Liens existing on the date of the Fiscal Agency Agreement;

(1)	Liens existing on any Principal Property owned or leased by a corporation at the time it becomes a Restricted Subsidiary;

(2)
Liens existing on any Principal Property at the time of its acquisition by the Guarantor or a Restricted Subsidiary, which Lien was not incurred in anticipation of such acquisition and was outstanding prior to such acquisition;

(3)
Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the acquisition of any Principal Property for the purpose of financing all or any part of the purchase price thereof and any Lien to the extent that it secures Indebtedness which is in excess of such purchase price and for the payment of which recourse may be had only against such Principal Property;

(4)
Liens to secure any Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction and commencement of commercial operation, alteration, repair or improvement of any Principal Property for the purpose of financing all or any part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of that cost and for the payment of which recourse may be had only against the Principal Property;

(5)	Liens in favor of the Guarantor or any of the Restricted Subsidiaries;

(6)
Liens in favor of the United States or any state or any other country, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(7)
Liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar Liens arising in the ordinary course of business, or federal, state or municipal government Liens arising out of contracts for the sale of products or services by the Guarantor or any Restricted Subsidiary, or deposits or pledges to obtain the release of any of the foregoing;

(8)
Pledges or deposits under workmen’s compensation laws or similar legislation and Liens of judgments thereunder which are not currently dischargeable, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Guarantor or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Guarantor or any Restricted Subsidiary, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds to which the Guarantor or any Restricted Subsidiary is a party, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(9)
Liens in connection with legal proceedings being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Guarantor or any Restricted Subsidiary, which judgments or awards are being appealed, and Liens incurred for the purpose of obtaining a stay order or discharge during a legal proceeding to which the Guarantor or any Restricted Subsidiary is a party;

(10)
Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(11)
Liens consisting of easements, rights of way and restrictions on the use of real property, and defects in title, which do not (a) interfere materially with the use of the property covered thereby in the ordinary course of the Guarantor’s or any Restricted Subsidiary’s business or (b) materially detract from the property’s value in the Guarantor’s opinion; and

(12)
Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing subclauses (2) through (12) above, so long as the principal amount of the Indebtedness secured thereby does not exceed the principal amount of Indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of Indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and the Lien is limited to the same property subject to the Lien so extended, renewed or replaced, plus improvements on the property.

Notwithstanding the foregoing in this Paragraph 7(a), the Guarantor and any one or more of the Restricted Subsidiaries may issue, assume or guarantee Indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions in this Paragraph 7(a) if at the time of incurrence (the Incurrence Time), the amount equal to the sum of:

•	the aggregate amount of the Indebtedness, plus

•
all of the Guarantor’s other Indebtedness and the Indebtedness of the Restricted Subsidiaries secured by a Lien that would otherwise be subject to the foregoing restrictions in this Paragraph 7(a) (not including Indebtedness permitted to be secured under the foregoing restrictions in this Paragraph 7(a)), plus

•
the aggregate Attributable Debt (as defined below) determined as of the Incurrence Time of Sale and Leaseback Transactions (as defined below), other than Sale and Leaseback Transactions permitted pursuant to Paragraph 7(b) entered into after the date of the Fiscal Agency Agreement and in existence at the Incurrence Time, less

•
the aggregate amount of proceeds of such Sale and Leaseback Transactions that have been applied as provided pursuant to Paragraph 7(b), does not exceed 15% of the Guarantor’s Consolidated Net Tangible Assets (as defined below).

Attributable Debt means, in respect of a Sale and Leaseback Transaction and as of any particular time, the present value of the obligation of the lessee thereunder for net rental payments during the remaining term of such lease, including any extensions. The present value of the obligation of the lessee is discounted at the rate of interest implicit in the terms of the lease involved in the Sale and Leaseback Transaction, as determined in good faith by the Guarantor. Net rental payments exclude any amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, services, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by the lessee, subject to monetary inflation or the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.
Consolidated Net Tangible Assets means the aggregate amount of assets after deducting the following:

(a)	applicable reserves and other properly deductible items;

(b)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles; and

(c)
all current liabilities, as reflected in the latest consolidated balance sheet contained in the Guarantor’s most recent annual report on Form 10-K or quarterly report on Form 10-Q filed pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act) prior to the time as of which “Consolidated Net Tangible Assets” will be determined.

Indebtedness means, with respect to any Person on any date of determination, without duplication:

(a)	the principal and premium (if any) in respect of indebtedness of such Person for borrowed money;

(b)
the principal and premium (if any) in respect of all obligations of such Person in the form of or evidenced by notes, debentures, bonds or other similar instruments, including obligations incurred in connection with its acquisition of property, assets or businesses;

(c)	capitalized lease obligations of such Person;

(d)	all obligations of such Person under letters of credit, bankers’ acceptances or similar facilities issued for its account;

(e)
all obligations of such Person issued or assumed in the form of a deferred purchase price of property or services, including master lease transactions pursuant to which such Person or its subsidiaries have agreed to be treated as owner of the subject property for federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(f)	all payment obligations of such Person under swaps and other hedging arrangements;

(g)	all obligations of such Person pursuant to its guarantee or assumption of certain of another entity’s obligations and all dividend obligations guaranteed or assumed by such Person;

(h)	all obligations to satisfy the expenses and fees of the Fiscal Agent under the Fiscal Agency Agreement;

(i)
all obligations pursuant to all amendments, modifications, renewals, extensions, refinancings, replacements and refundings by such Person of the obligations referred to in subclauses (a) through (h) above; and

(j)	guarantees of any of the foregoing,
provided, however, that Indebtedness shall not include any indebtedness of a subsidiary to the Guarantor or another subsidiary.
Lien means any mortgage, lien, pledge, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), security interest or other encumbrance.
Principal Property means all real and tangible personal property owned or leased by the Guarantor or any Restricted Subsidiary constituting a part of any manufacturing or processing plant or warehouse located within the United States, exclusive of (1) motor vehicles and other rolling stock, (2) office furnishings and equipment, and information and electronic data processing equipment, (3) any property financed through the issuance of tax-exempt industrial development bonds, (4) any real property held for development or sale, or (5) any property which in the opinion of the Guarantor’s board of directors as evidenced by a resolution of the board of directors is not of material importance to the total business conducted by the Guarantor and its Restricted Subsidiaries as an entirety.
Restricted Subsidiary means any of the Guarantor’s subsidiaries (a) substantially all of whose property is located within the United States and (b) which owns a Principal Property or in which the Guarantor’s investment exceeds 1% of the aggregate amount of assets included on the Guarantor’s consolidated balance sheet as of the end of the last fiscal quarter for which financial information is available.
Sale and Leaseback Transaction means any arrangement involving any bank, insurance company, or other lender or investor (in each case that is not the Guarantor or an affiliate of the

Guarantor) or to which any such lender or investor is a party that provides for the lease by the Guarantor or one of the Restricted Subsidiaries for a period, including renewals, in excess of three years of any Principal Property which has been or is to be sold or transferred by the Guarantor or any Restricted Subsidiary to the lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of the Principal Property.
(b)    Restrictions on Sale and Leaseback Transactions. The Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless:

(1)
the Guarantor or the Restricted Subsidiary would, at the time of entering into the arrangement, be entitled, without equally and ratably securing the Guarantee of the 2028 Notes then outstanding, to incur, issue, assume or guarantee Indebtedness secured by a lien on the property, under subclauses (2) through (13) of Paragraph 7(a); or

(1)	the Guarantor, within 180 days after the sale or transfer, applies to the retirement of its Funded Debt an amount equal to the greater of:

(a)	the net proceeds of the sale of the Principal Property sold and leased back in connection with the arrangement; or

(b)	the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement.
Notwithstanding the preceding paragraph of this Paragraph 7(b), the Guarantor and its Restricted Subsidiaries, or any of them, may enter into a Sale and Leaseback Transaction that would otherwise be prohibited as set forth in the preceding paragraph of this Paragraph 7(b), if either:

(1)
such transaction involves the transfer of property to a governmental body, authority or corporation, such as a development authority, and is entered into primarily for the purpose of obtaining economic incentives and does not involve a third-party lender or investor; or

(1)	at the time of and giving effect to the transaction, the amount equal to the sum of:

•
the aggregate amount of the Attributable Debt in respect of all Sale and Leaseback Transactions existing at the time that could not have been entered into except in reliance on this paragraph of this Paragraph 7(b), plus

•	the aggregate amount of outstanding Indebtedness secured by Liens in reliance on the second paragraph of Paragraph 7(a),

does not at the time exceed 15% of the Guarantor’s Consolidated Net Tangible Assets.

Funded Debt means: (a) all Indebtedness maturing one year or more from the date of its creation, (b) all Indebtedness directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of its creation, and (c) all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.
(c)    Offer to Repurchase Upon Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to the 2028 Notes, unless the Issuer has exercised its right to redeem the 2028 Notes pursuant to Paragraph 6(b) by giving irrevocable written notice to the Fiscal Agent in accordance with the Fiscal Agency Agreement, each Holder shall have the right to require the Issuer to purchase all or a portion of such Holder’s 2028 Notes pursuant to the offer set forth below (the Change of Control Offer), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to but not including the date of purchase (the Change of Control Payment).
Unless the Issuer has exercised its right to redeem the 2028 Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the 2028 Notes or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer shall be required to give notice to Holders in accordance with Paragraph 11 (with a copy to the Fiscal Agent), which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the Change of Control Payment Date). The notice, if given prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, the Issuer shall, to the extent lawful:

•	accept or cause a third party to accept for payment all 2028 Notes or portions of 2028 Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2028 Notes or portions of 2028 Notes properly tendered; and

•
deliver or cause to be delivered to the Fiscal Agent the 2028 Notes properly accepted together with an Officer’s certificate stating the aggregate principal amount of 2028 Notes or portions of 2028 Notes being repurchased.

The Issuer shall not be required to make a Change of Control Offer with respect to the 2028 Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the 2028 Notes properly tendered and not withdrawn under its offer. In addition, the Issuer will not repurchase any 2028 Notes if there has occurred and is continuing on the Change of Control Payment

Date an Event of Default under the Fiscal Agency Agreement or the 2028 Notes, in each case, with respect to the 2028 Notes, other than a default in the payment of the Change of Control Payment on the Change of Control Payment Date.
If applicable, the Issuer shall comply in all material respects with the requirements of Rule 14e‑1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2028 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the 2028 Notes, the Issuer shall be required to comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the 2028 Notes by virtue of any such conflict.
For purposes of the foregoing provisions of this Paragraph 7(c) regarding a Change of Control Offer, the following definitions are applicable:
Change of Control means the occurrence of any of the following after the date of issuance of the 2028 Notes:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Guarantor’s assets and the assets of its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its subsidiaries;

(1)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the Guarantor or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Guarantor’s Voting Stock representing a majority of the voting power of its outstanding Voting Stock;

(2)
the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Guarantor’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(3)	the adoption by the Guarantor’s stockholders of a plan relating to its liquidation or dissolution.

Notwithstanding the foregoing, a transaction (or series of related transactions) shall not be deemed to involve a Change of Control under subclause (2) above if (i) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.
Change of Control Triggering Event means, with respect to the 2028 Notes, (i) the rating of the 2028 Notes is lowered by each of the Rating Agencies on any date during the period (the Trigger Period) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Guarantor of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the 2028 Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Triggering Event shall not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Fiscal Agent at the Issuer’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
Investment Grade means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Guarantor under the circumstances permitting the Guarantor to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
Moody’s means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
Person means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.
Rating Agency means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to provide rating services to issuers or investors, the Guarantor may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the

Exchange Act as a replacement for such Rating Agency; provided that the Guarantor shall give written notice of such appointment to the Fiscal Agent.
S&P means Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.
Voting Stock of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
(d)    Consolidation, Merger and Sale of Assets. (i)    The Issuer shall not consolidate or merge with any other Person or sell or lease all or substantially all of its properties and assets to any Person, unless:
(1)    either (a) the Issuer shall be the continuing corporation or (b) the Person (if other than the Guarantor or a Restricted Subsidiary) (the Successor Company) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale or lease all or substantially all of the properties and assets of the Issuer, (i) shall be a corporation or limited liability company organized and validly existing under the laws of the Federal Republic of Germany or any state thereof and (ii) shall expressly assume, by an agreement in form reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the 2028 Notes and the Fiscal Agency Agreement;
(2)    immediately after giving effect to such merger, sale of assets or other transaction, no Default or Event of Default exists;
(3)    if, as a result of such consolidation or merger, or such sale or lease of assets, the Guarantor’s or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then the Guarantor and such Restricted Subsidiary (as applicable) must comply with Paragraph 7(a); and
(4)    the Issuer shall have delivered to the Fiscal Agent an Officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale or lease and, if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with this Paragraph 7(d) and that all conditions precedent herein provided for relating to such transaction have been satisfied.
For the purposes of this clause (d)(i), the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.
(ii)    The Guarantor shall not consolidate or merge with any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

(1)    either (a) the Guarantor shall be the continuing corporation or (b) the Person (the Guarantor Successor Company) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale or lease all or substantially all of the properties and assets of the Guarantor, (i) shall be a corporation organized and validly existing under the laws of a state of the United States or the District of Columbia or under federal law and (ii) shall expressly assume, by an agreement in form reasonably satisfactory to the Trustee, all of the obligations of the Guarantor under the Fiscal Agency Agreement and the Guarantee of the 2028 Notes;
(2)    immediately after giving effect to such merger, sale of assets or other transaction, no Default or Event of Default exists;
(3)    if, as a result of any such consolidation or merger, or such sale or lease of, assets, the Guarantor’s or any Restricted Subsidiary’s properties or assets would become subject to a Lien, then the Guarantor and such Restricted Subsidiary must comply with Paragraph 7(a); and
(4)    the Guarantor shall have delivered to the Fiscal Agent an Officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale or lease and, if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with this Paragraph 7(d) and that all conditions precedent herein provided for relating to such transaction have been satisfied.
For the purposes of this clause (d)(ii), the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Guarantor, which properties and assets, if held by the Guarantor instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Guarantor.
(iii)    The Successor Company, or the Guarantor Successor Company, as applicable, formed by such consolidation or into which the Issuer or the Guarantor, as applicable, is merged or the Successor Company, or the Guarantor Successor Company, as applicable, to which such sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of the Issuer or the Guarantor, as applicable, under the Fiscal Agency Agreement, the 2028 Notes and the Guarantee of the 2028 Notes(if applicable) with the same effect as if such Successor Company, or Guarantor Successor Company, as applicable, had been named as the Issuer or Guarantor, as applicable, herein, in the Fiscal Agency Agreement and the Guarantee of the 2028 Notes; and thereafter except in the case of a lease of all or substantially all of its properties and assets, the Issuer or Guarantor, as applicable, shall be discharged from all obligations and covenants under the Fiscal Agency Agreement, the 2028 Notes and the Guarantee of the 2028 Notes.
(iv)    For purposes of this Paragraph 7(d), the term “corporation” shall include corporations, associations, companies and business or statutory trusts.

(e)    Listing of the 2028 Notes. The Issuer shall use its commercially reasonable efforts to obtain and, for so long as the 2028 Notes are outstanding, maintain a listing of the 2028 Notes and their admission to trading on the Global Exchange Market, which is the exchange-regulated market of Euronext Dublin; provided that if at any time the Issuer determines that it will not obtain or maintain the listing of the 2028 Notes on the Global Exchange Market, it shall use its commercially reasonable efforts to obtain, and thereafter maintain, a listing of the 2028 Notes on another market at a stock exchange in the European Union recognized by the European Central Bank (ECB) as an “acceptable market” under the ECB Guideline on the implementation of the Eurosystem monetary policy (Guideline 2015/510), as amended.
8.    (a)    The Holders of 25% in aggregate principal amount of the 2028 Notes may give written notice to the Issuer declaring that the outstanding 2028 Notes are, and they shall accordingly forthwith become, immediately due and repayable at their respective principal amounts, together with interest accrued and unpaid through the date of declaration, if any of the following events shall have occurred and be continuing with respect to the 2028 Notes:

(i)	default for 30 days in payment of any interest on the 2028 Notes when it becomes due and payable; or

(ii)	default in payment of principal of or any premium on the 2028 Notes upon redemption, repayment or otherwise when the same becomes due and payable; or

(iii)
    default by the Issuer or the Guarantor in the performance of any other covenant contained in the terms of the 2028 Notes or the Fiscal Agency Agreement for the benefit of the 2028 Notes that has not been remedied by the end of a period of 60 days following the service by the holders of at least 25% in principal amount of all outstanding 2028 Notes on the Issuer of notice requiring the same to be remedied; or

(iv)
    default in the payment of principal or an acceleration of other indebtedness for borrowed money of the Issuer, the Guarantor or any Significant Subsidiary where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to the Issuer by the Fiscal Agent or to the Issuer and the Fiscal Agent by the holders of at least 25% in principal amount of all outstanding 2028 Notes, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred.

(b)    If any of the following events occurs and is continuing, then the principal amount of all 2028 Notes outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by any Noteholder of 2028 Notes or the Fiscal Agent:

(i)
the Issuer, the Guarantor or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding; (b) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for any substantial part of its property; (d) makes a general assignment for the benefit of its creditors; (e) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; (f) takes any corporate action to authorize or effect any of the foregoing; or (g) takes any comparable action under any foreign laws relating to insolvency; or

(ii)
a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief in an involuntary case against the Issuer, the Guarantor or a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law; (b) appoints a Custodian for all or substantially all of the property of the Issuer or a Significant Subsidiary; or (c) orders the winding up or liquidation of the Issuer, the Guarantor or a Significant Subsidiary; and in each case, the order, decree or relief remains unstayed and in effect for 60 days.

(c)    The events described in paragraphs 8(a)(i)-(iv), inclusive, and 8(b)(i)‑(ii), inclusive, are together referred to as Events of Default.
For the purposes of this Paragraph 8, Bankruptcy Law means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors, Significant Subsidiary means any of the Guarantor’s subsidiaries that would be a “Significant Subsidiary” of the Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission and Custodian means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
9.    At any time after a declaration of acceleration with respect to any 2028 Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the 2028 Notes outstanding may, by written notice to the Issuer, rescind and annul such declaration and its consequences if:

(a)	the Issuer has paid to the holders a sum sufficient to pay in euro, subject to Paragraph 4(e):

(i)	all overdue interest, if any, on all outstanding 2028 Notes,

(ii)
all unpaid principal of (and premium, if any, on) any outstanding 2028 Notes which has become due otherwise than by such a declaration of acceleration, and interest on such unpaid principal (or premium) at the rate borne by the 2028 Notes during the period of such default, and

(iii)
to the extent that payment of such interest is enforceable under applicable law, interest upon overdue interest to the date of such payment or deposit at the rate borne by the 2028 Notes during the period of such default; and

(b)
all Events of Default with respect to the 2028 Notes, other than the non-payment of the principal of (or premium, if any, on) or interest on the 2028 Notes which have become due solely by such an acceleration, have been cured or waived as provided in Paragraph 10.

10.    Subject to Paragraph 9, the holders of a majority in principal amount of outstanding 2028 Notes may on behalf of the holders of all the 2028 Notes waive any past Event of Default with respect to the 2028 Notes except a default in respect of the payment of the principal of or any premium or interest on the 2028 Notes and any default in respect of a covenant or provision of the 2028 Notes or the Fiscal Agency Agreement which pursuant to its terms cannot be modified or amended by the holders of a majority in principal amount of outstanding 2028 Notes (in which case, the holders of such higher percentage in principal amount of outstanding 2028 Notes may waive such Event of Default).
Upon any such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose under the terms of the 2028 Notes and the Fiscal Agency Agreement, and the Issuer and the Noteholders of the 2028 Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
11.    All notices to the Noteholders of the 2028 Notes will be valid if sent to them (with a copy to the Fiscal Agent), in the case of Global Notes, via Euroclear and Clearstream and may be published through the newswire service of Bloomberg or, if Bloomberg does not then operate, any similar agency. The Issuer shall ensure that notices are duly given or published in a manner which complies with the rules and regulations of any stock exchange or other relevant authority on which the 2028 Notes are for the time being listed. Any notice shall be deemed to have been given on the second day after being so sent or on the date of publication or, if so published more than once or on different dates, on the date of the first publication.
12.    The Fiscal Agency Agreement provides for meetings of the holders of the 2028 Notes regarding any matter affecting their interests, including the modification by Extraordinary Resolution of the terms of the 2028 Notes or any provisions of the Fiscal Agency Agreement. A quorum of holders of 2028 Notes representing more than 50% in principal amount of the outstanding 2028 Notes is required for a meeting to pass an Extraordinary Resolution (or for any adjourned meeting one or more holders of 2028 Notes will constitute a quorum, whatever the principal amounts of the 2028 Notes held or represented), except when the Extraordinary Resolutions propose to modify certain terms of the 2028 Notes for which case a quorum of holders of 2028 Notes representing at least two-thirds in principal amount of the outstanding 2028 Notes is required (or for any adjourned meeting holders of 2028 Notes representing at least one-third of the principal amount of the outstanding 2028 Notes constitutes a quorum). An

Extraordinary Resolution passed at any meeting of the holders of 2028 Notes will be binding on all holders of 2028 Notes, whether or not they are present at the meeting.
13.    The 2028 Notes and the Fiscal Agency Agreement are governed by, and shall be construed in accordance with, the laws of the State of New York. Any legal action in connection with the 2028 Notes or the Fiscal Agency Agreement may be brought in a competent court of the State of New York.
Any legal suit, action or proceeding arising out of or based upon the 2028 Notes (2028 Notes Related Proceedings) may be instituted in the Specified Courts, and the Issuer irrevocably submits to the non-exclusive jurisdiction (including for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a 2028 Notes Related Proceeding) of the Specified Courts in any 2028 Notes Related Proceeding. Service of any process, summons, notice or document by mail to the Issuer’s address set forth in the Fiscal Agency Agreement shall be effective service of process for any 2028 Notes Related Proceeding brought in any Specified Court. The Issuer irrevocably and unconditionally waives any objection to the laying of venue of any 2028 Notes Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any 2028 Notes Related Proceeding brought in any Specified Court has been brought in an inconvenient forum. The Issuer irrevocably appoints Corporation Service Company at 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401, as its agent to receive service of process or other legal summons for purposes of any 2028 Notes Related Proceeding that may be instituted in any Specified Court.
14.    Subject to Paragraph 15 hereof, the Issuer hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Global Note, and to constitute the same the valid obligation of the Issuer, have been done and performed and have happened in due compliance with all applicable laws.
15.    This Global Note shall not be valid or obligatory for any purpose unless and until this Global Note has been authenticated by Elavon Financial Services DAC or a successor Registrar and effectuated for or on behalf of the Common Safekeeper by Euroclear or Clearstream, Luxembourg.
16.    (a)    Guarantee.     (1)    The Guarantor hereby fully and unconditionally guarantees to each Holder, the due and punctual payment of the principal of (and premium, if any, on) and interest (including, in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest and including any additional interest required to be paid according to the terms of the 2028 Notes), if any, on each 2028 Note, when and as the same shall become due and payable, whether at the 2028 Maturity Date, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms of this 2028 Note and of the Fiscal Agency Agreement (the Guarantor Obligations). In case of the failure of the Issuer or any successor thereto punctually to pay any such principal, premium or interest payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the 2028 Maturity

Date, upon redemption, upon declaration of acceleration, upon tender for repayment at the option of any Holder or otherwise, as if such payment were made by the Issuer.
(2)    The Guarantor hereby agrees that its Guarantor Obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute and unconditional, irrespective of the identity of the Issuer, the validity, regularity or enforceability of any such 2028 Note or the Fiscal Agency Agreement, the absence of any action to enforce the same, any waiver or consent by the Holder with respect to any provisions thereof, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee of the 2028 Notes will not be discharged except by complete performance of its obligations contained in the 2028 Notes and in this Guarantee.

(3)    The Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on any 2028 Note, whether at its 2028 Maturity Date, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Holder of any 2028 Note, subject to the terms and conditions set forth in this 2028 Note and the Fiscal Agency Agreement, directly against the Guarantor to enforce its Guarantee of the 2028 Notes without first proceeding against the Issuer.

(4)    If any Holder, the Fiscal Agent or any Paying Agent is required by any court or otherwise to return to the Issuer or the Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantor, any amount paid in respect of a 2028 Note by any of them to the Fiscal Agent, any Paying Agent or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(5)    This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any 2028 Note are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on any 2028 Note, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof is rescinded, reduced, restored or returned, any 2028 Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(b)    Severability.    In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)    Priority of Guarantee.        This Guarantee shall be an unsecured and unsubordinated obligation of the Guarantor, ranking pari passu with all other existing and future unsubordinated and unsecured indebtedness of the Issuer and the Guarantor, respectively.

(d)    Limitation of Guarantor’s Liability.    The Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that this Guarantee does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor under this Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the obligations of the Guarantor under this Guarantee constituting such fraudulent transfer or conveyance.

(e)    Subrogation.    The Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by the Guarantor on account of the 2028 Notes or the Fiscal Agency Agreement; provided, however, that, if an Event of Default has occurred and is continuing, the Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Fiscal Agency Agreement or the 2028 Notes shall have been paid in full.

(f)    Reinstatement.        The Guarantor hereby agrees that its Guarantee provided for in Paragraph 16(a) shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligations or interest thereon is rescinded or must otherwise be restored by a Holder to the Issuer upon the bankruptcy or insolvency of the Issuer or the Guarantor. Subject to the preceding sentence, once released in accordance with its terms, the Guarantee of the 2028 Notes shall not be required to be reinstated for any reason.

(g)    Benefits Acknowledged.    The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Fiscal Agency Agreement and the 2028 Notes and that its guarantee and waivers pursuant to the Guarantee of the 2028 Notes are knowingly made in contemplation of such benefits.

All terms used in this Global Note that are not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.
[Signature Page Follows]

IN WITNESS whereof the Issuer has caused this Global Note to be duly executed on its behalf.

ALBEMARLE NEW HOLDING GMBH
By:
Name:
    Title:

AUTHENTICATED by

ELAVON FINANCIAL SERVICES DAC, in
its capacity as Registrar

By: ___________________________________
Authorized Signatory

By: ___________________________________
Authorized Signatory

Dated: ____________________

EFFECTUATED for and on behalf of:

CLEARSTREAM BANKING,
SOCIETE ANONYME, LUXEMBOURG,

as common safekeeper, without recourse
warranty or liability

By: ___________________________________
Authorized Signatory

Dated: ____________________

Albemarle Corporation, a Virginia corporation (the Guarantor), which term includes any successor person under the Fiscal Agency Agreement dated as of November 25, 2019 (the Fiscal Agency Agreement), among Albemarle New Holding GmbH, as issuer (the Issuer), the Guarantor and Elavon Financial Services DAC, as Fiscal Agent, Paying Agent, Registrar and Transfer Agent pursuant to which this Note (together with any other such 1.625% Notes due 2028 of the same series of the Issuer, the 2028 Notes) was issued by the Issuer, unconditionally guarantees, to the extent set forth in the 2028 Notes and subject to the provisions of the 2028 Notes and the Fiscal Agency Agreement, the due and punctual payment of the principal of, any premium and interest on the 2028 Notes, when and as the same shall become due and payable, whether at maturity, redemption, repayment or otherwise, all in accordance with the terms set forth in the 2028 Notes.

The obligations of the undersigned to the Holders of the 2028 Notes pursuant to this Guarantee are expressly set forth in the 2028 Notes and reference is hereby made to the terms of the 2028 Notes for the precise terms of the Guarantee of the 2028 Notes and all of the other provisions of the 2028 Notes and the Fiscal Agency Agreement to which this Guarantee relates.

Any legal suit, action or proceeding arising out of or based upon the 2028 Notes or this Guarantee (Specified Related Proceedings) may be instituted in the Specified Courts, and the Guarantor irrevocably submits to the non-exclusive jurisdiction (including for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Specified Related Proceeding) of the Specified Courts in any Specified Related Proceeding. Service of any process, summons, notice or document by mail to the Guarantor’s address set forth in the Fiscal Agency Agreement shall be effective service of process for any Specified Related Proceeding brought in any Specified Court. The Guarantor irrevocably and unconditionally waives any objection to the laying of venue of any Specified Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Specified Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

[Signature Page Follows]
IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed.

Dated:

ALBEMARLE CORPORATION

By: ____________________________
Name:
Title: